The Mexico Fund, Inc.

Monthly Summary Report
October 2013

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

October 31, 2013

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier
Total Net Assets1 (million US$)	$398.52	$396.00	$382.96
NAV per share	$28.30	$28.71	$28.66
Closing price NYSE2	$28.81	$29.16	$27.59
% Premium (Discount)	1.80%	1.57%	(3.73%)
Shares traded per month2 (composite figures)	945,337	871,032	535,214
Outstanding shares3	14,084,087	13,793,707	13,362,856
Shares on Short Interest Position2	27,947	41,056	63,515

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year
Market price	1.32%	-1.51%	-15.25%	14.96%
NAV per share	1.30%	-2.83%	-8.57%	8.74%
Bolsa IPC Index	2.67%	-1.74%	-9.52%	-0.84%
MSCI Mexico Index	3.19%	-0.80%	-8.27%	0.57%

	2 Years	3 Years	5 Years	10 Years
Market price	46.98%	47.43%	224.18%	462.10%
NAV per share	35.41%	29.53%	156.96%	393.82%
Bolsa IPC Index	16.37%	9.38%	95.96%	331.91%
MSCI Mexico Index	17.38%	12.48%	103.86%	286.14%

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier
Bolsa IPC Index5	41,038.65	40,185.23	41,619.96
Daily avg. of million shares traded	300.7	332.6	397.6
Valuation Ratios6: P/E	18.89	18.56	18.24
P/BV	2.95	2.79	2.98
EV/EBITDA	9.45	9.36	9.26
Market capitalization (billion US$)	$549.75	$535.08	$544.32

 1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.
 2 Source: NYSE Euronext. Short interest position as of first fortnight of every month.
 3 During October 2013, under its Equity Shelf Program and Distribution Reinvestment and Stock Purchase Plan, the Fund issued 255,408 and 34,972 shares, respectively, at market prices above NAV.
 4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures for the Fund take into account the reinvestment of distributions; however, performance figures for the Bolsa Index and MSCI Mexico Index do not.
5 Source: Mexican Stock Exchange
6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings before Interests, Taxes, Depreciation and Amortization.

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	3.39%	3.64%	4.21%
Six months	3.55%	3.75%	4.53%
One year	3.53%	3.70%	4.63%
Long-term Bonds
Three years	4.04%	4.34%	4.95%
Five years	4.79%	N.A.	4.93%
Ten years	5.97%	6.13%	5.35%
20 years	6.94%	N.A.	N.A.
30 years	7.30%	7.67%	6.49%
Currency Market8
Exchange Rate (Ps/US$)	Ps. 13.0217	Ps. 13.0914	Ps. 13.0949

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.38%	1.94%	3.39%

V. Economic Comments.

    According to results of the monthly poll conducted during October 2013 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 1.24% during 2013 and 3.41% during 2014. The inflation rate is estimated by analysts to be 3.54% for 2013 and 3.79% for 2014. The exchange rate of the peso against the dollar is expected to end 2013 at Ps. 12.79 and at Ps. 12.59 towards the end of 2014, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 3.50% and 3.71% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.
8 Sources: Bloomberg and Banco de México
9 Source: Banco de México

VI. Portfolio of Investments As of October 31, 2013 (Unaudited)

Shares			Percent of
Held	COMMON STOCK - 91.57%	Value	Net Assets
	Airports
700,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$8,383,314	2.10%
1,500,000	Grupo Aeroportuario del Centro Norte , S.A.B. de C.V. Series B	5,122,603	1.29
		13,505,917	3.39
	Beverages
1,500,000	Arca Continental, S.A.B. de C.V.	8,921,646	2.24
2,900,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	27,181,167	6.82
2,215,000	Organización Cultiba, S.A.B. de C.V. Series B	4,592,718	1.15
		40,695,531	10.21
	Building Materials
29,000,000	Cemex, S.A.B. de C.V. Series CPO	30,911,479	7.76

	Chemical Products
4,150,000	Alpek, S.A.B. de C.V. Series A	9,022,363	2.26
3,190,000	Mexichem, S.A.B. de C.V.	13,348,726	3.35
		22,371,089	5.61
	Construction and Infrastructure
1,650,000	Empresas ICA, S.A.B. de C.V.	3,138,645	0.79

	Consumer Products
6,000,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	18,278,719	4.59

	Energy
1,200,000	Infraestructura Energética Nova, S.A.B de C.V.	4,744,081	1.19

	Financial Groups
1,200,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	6,661,803	1.67
4,649,930	Grupo Financiero Banorte, S.A.B. de C.V. Series O	29,738,526	7.46
4,500,000	Grupo Financiero Santander Mexicano, S.A.B de C.V. Series B	12,620,472	3.17
		49,020,801	12.30
	Food
600,000	Gruma, S.A.B. de C.V. Series B	4,120,199	1.03
3,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	10,097,760	2.53
1,000,000	Grupo Herdez, S.A.B. de C.V.	3,484,952	0.87
3,000,000	Grupo Lala, S.A.B. de C.V. Series B	6,676,548	1.68
		24,379,459	6.12
	Holding Companies
10,000,000	Alfa, S.A.B. de C.V. Series A	27,477,211	6.89
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	8,732,178	2.19
700,000	KUO, S.A.B. de C.V. Series B	1,362,725	0.35
		37,572,114	9.43
	Media
2,000,000	Grupo Televisa, S.A.B. Series CPO	12,241,105	3.07

	Mining
7,750,000	Grupo México, S.A.B. de C.V. Series B	24,526,560	6.15

Shares			Percent of
Held	COMMON STOCK	Value	Net Assets
	Restaurants
2,500,000	Alsea, S.A.B. de C.V.	7,790,841	1.95

	Retail
1,500,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	16,231,752	4.07
2,740,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	8,585,054	2.16
7,540,000	Wal-Mart de México, S.A.B. de C.V. Series V	19,640,815	4.93
		44,457,621	11.16
	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	7,642,627	1.92

	Telecommunications Services
22,000,000	América Móvil, S.A.B. de C.V. Series L	23,652,826	5.93

	Total Common Stock	$364,929,415	91.57%

Securities	SHORT-TERM SECURITIES – 10.57%
Principal Amount
	Repurchase Agreements
$27,165,321	BBVA Bancomer, S.A., 3.47%, dated 10/31/13, due 11/01/13 repurchase price $27,167,940 collateralized by Bonos del Gobierno Federal.	27,165,321	6.82%
	Time Deposits
14,934,972	Comerica Bank, 0.04%, dated 10/31/13, due 11/01/13	14,934,972	3.75
	Total Short-Term Securities	42,100,293	10.57
	Total Investments	407,029,708	102.14
	Liabilities in Excess of Other Assets	(8,512,210)	(2.14)
	Net Assets Equivalent to $28.30 per share on 14,084,087 shares of capital stock outstanding	$398,517,498	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)